Exhibit 2.8
FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1 Name and Address of Company
Detour Gold Corporation
Royal Bank Plaza, North Tower
200 Bay Street, Suite 2040
Toronto, Ontario
M5J 2J1
Item 2 Date of Material Change
February 21, 2008
Item 3 News Release
A press release with respect to the material change described herein was issued on February 21, 2008 and filed on SEDAR.
Item 4 Summary of Material Change
Detour Gold Corporation announced on February 21, 2008 that it had completed its previously announced bought deal private placement of 4,000,000 special warrants.
Item 5 Full Description of Material Change
Detour Gold Corporation (the “Company” or “Detour Gold”) announced on February 21, 2008 that it had completed its previously announced bought deal private placement of 4,000,000 special warrants (the “Special Warrants”). The Special Warrants were issued to investors under applicable prospectus exemptions at a price of $16.30 per Special Warrant, representing an aggregate amount of $65,200,000. Each Special Warrant entitles the holder to acquire, for no additional consideration, one common share of Detour Gold. The net proceeds of the offering will be used mainly to advance the exploration and development of the Detour Lake project in Ontario. The private placement was underwritten by a syndicate of underwriters led by BMO Capital Markets (“BMO”).

The Special Warrants and the underlying common shares are subject to a four-month hold in Canada. Detour Gold has agreed with BMO and the other underwriters to use commercially reasonable efforts to obtain a receipt for a final prospectus qualifying the issuance of common shares issuable on exercise of Special Warrants within 60 days from today’s date.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
Confidentiality is not requested.
Item 7 Omitted Information
Not applicable.
Item 8 Executive Officer
For further information contact Gerald Panneton, President and CEO of Detour Gold Corporation at (416) 304-0800.
The foregoing accurately discloses the material change referred to herein.
DATED at Toronto, Ontario, this 25th day of February, 2008.

DETOUR GOLD CORPORATION
/s/ “Erik Martin”
By: Erik Martin
Chief Financial Officer and Corporate Secretary